Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	ARNOLD D. LEVITT
Senior Vice President
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS

SEPTEMBER QUARTER RESULTS

Burlington, New Jersey – November 13, 2006 – Franklin Electronic Publishers, Inc. (AMEX:FEP) reported a net loss of $898,000, or $.11 per share, for the quarter ended September 30, 2006 compared with net income of $124,000, or $.02 per share, for the quarter ended September 30, 2005. Revenue in the current period declined to $12,276,000 from $13,898,000 in the prior year.

For the six months ended September 30, 2006, there was a net loss of $1,937,000, or $.24 per share, compared with net income of $900,000 or $.11 per share, after preferred stock dividends, in the prior year.

The lower revenue and the net loss in the September quarter resulted primarily from a decline in sales in our North American division where a major customer was not shipped any product during the period and the Company took charges for product returns required to open shelf space for its new products and markdown allowances. The major customer has recommenced ordering product in October as it completed its product line re-evaluation.

Barry Lipsky, President and CEO said that “Although we are extremely disappointed by the second quarter results, we expect our domestic core product sales for the remainder of the year to approximate prior year levels and core business operating income to be comparable with the prior year’s results, excluding licensing revenues.”

About Franklin

Franklin Electronic Publishers Incorporated (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 37,000,000 electronic books since 1986. Current titles available directly or through partners number more than 26,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North and South America, Australia and the European Community. Franklin’s products are available at 43,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books, and other electronic products, changes in technology, the impact of competitive electronic products, the management of inventories, dependence on key licenses, titles and products, dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INC.

(in thousands, except per share data)

	Three Months Ended September 30,
	2006	2005
Sales	$12,276	$13,898
Gross Margin	5,536	6,743
Pre Tax Income (Loss)	(894)	166
Net Income (Loss)	(898)	124
Income (Loss) Per Common Share
Basic	$(0.11)	$0.02
Diluted	$(0.11)	$0.01
Weighted Average Common Shares
Basic	8,218	8,152
Diluted	8,218	8,661

	Six Months Ended September 30,
	2006	2005
Sales	$24,061	$31,550
Gross Margin	10,858	15,341
Pre Tax Income (Loss)	(1,881)	1,099
Net Income (Loss)	(1,937)	1,022
Preferred Stock Dividend	—	122
Income (Loss) Applicable to Common Stock	(1,937)	900
Income (Loss) Per Common Share
Basic	$(0.24)	$0.11
Diluted	$(0.24)	$0.11
Weighted Average Common Shares
Basic	8,217	8,139
Diluted	8,217	8,559